Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CRH AMERICAS, INC.,

NEON MERGER SUB, INC.

and

ARCOSA, INC.

dated as of

June 21, 2026

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 21, 2026, is by and among CRH Americas, Inc., a Delaware corporation (“Parent”), Neon Merger Sub, Inc., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), and Arcosa, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (b) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (d) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of Parent and Merger Sub, and their respective stockholder(s);

WHEREAS, Parent, as the sole stockholder of Merger Sub, will approve this Agreement immediately following its execution; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof with the Company that contains terms that (a) are no less favorable in any material respect in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that the Company shall use its reasonable best efforts to procure that such confidentiality agreement contain a “standstill” or similar provision, except that such provision may include an exception solely to the extent necessary to allow a Person to make a non-public proposal to the Company Board of Directors), (b) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement and (c) do not require the Company or any Company Subsidiary to reimburse the costs or expenses of any Person.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company (or any of the Company Subsidiaries) and a Person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, spin-off, transfer or other disposition to a Person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries, in the aggregate (measured by the fair market value thereof and including equity interests of any Company Subsidiaries).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the Republic of Ireland, England, the State of New York or the State of Texas or is a day on which banking institutions located in the Republic of Ireland, England, the State of New York or the State of Texas are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option, equity or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, individual consulting, change-in-control, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and fringe or employee benefit plan, program, policy, practice, agreement, contract or arrangement, in each case, for the benefit of current or former employees, directors or individual consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability, including on account of any of their ERISA Affiliates (whether actual or contingent), but excluding workers’ compensation, unemployment compensation and other programs that the Company or any Company Subsidiary is required to contribute to under applicable Law and that are maintained solely by any Governmental Entity.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of August 23, 2023, among the Company, JPM Chase Bank, N.A. (“JPM”), and the lenders from time to time party thereto, as amended by that Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of August 15, 2024, among the Company, JPM and the lenders from time to time party thereto and that Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of June 17, 2025, among the Company, the guaranteeing Subsidiaries, JPM and lenders from time to time party thereto.

“Company Debt Instruments” means, collectively, the Company Credit Agreement, the Senior Notes and the Senior Notes Indentures.

“Company Equity Awards” means the Company Restricted Stock Awards and the Company RSU Awards.

“Company Equity Plan” means the Company’s 2018 Stock Option and Incentive Plan, as amended by that Amendment Number One to the Company’s 2018 Stock Option and Incentive Plan and that Amendment Number Two to the Company’s 2018 Stock Option and Incentive Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed by the Company to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur as described in clause (i) above: (a) any changes in general United States, regional or global economic conditions, including (i) any changes affecting financial, credit, foreign exchange or capital market conditions, (ii) any changes in inflation, interest rates, tariffs or trade policy or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political, regulatory or legislative conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded by the other clauses of this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, malicious cyber enabled activities (including hacking, data loss, ransomware and cyberattacks), war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, civil unrest, public demonstrations, any governmental shutdown or slowdown, weather conditions, natural disasters, pandemics or other force majeure events, including any worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case primarily resulting from the identity of Parent, the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions (it being understood that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any actions which action or failure to act is requested in writing by Parent or any action required by, or the failure to take any action prohibited by, the terms of this Agreement, and (j) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary in and of itself or any change in the Company’s or any Company Subsidiary’s credit ratings (provided that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), and (k) any change in the market price of any commodity, mineral, metal or other raw material (including any product produced, processed, sold or used by the Company or any Company Subsidiary) or in commodity prices generally; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), (g) and (k), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Company Registered Intellectual Property” means Registered Intellectual Property filed in the name of or applied for by the Company or any Company Subsidiary, whether wholly or jointly owned.

“Company Restricted Stock Award” means each share of restricted Company Common Stock granted pursuant to the Company Equity Plan.

“Company RSU Award” means each restricted stock unit award covering shares of Company Common Stock that is subject to time-based or performance-based vesting and granted pursuant to the Company Equity Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Systems” means the Software, hardware, computers, computer systems, communication systems, servers, telecommunication and network equipment, and other information technology systems, infrastructure, and assets (including outsourced systems and processes) owned or used by the Company or any Company Subsidiary.

“Confidentiality Agreement” has the meaning set forth in Section 1.1(a) of the Company Disclosure Letter.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature. For the avoidance of doubt, “Contract” shall not include any purchase order or invoice issued or received in the ordinary course of business involving payments less than $1,000,000 per purchase order or invoice.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environment” means the natural or manmade environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), indoor air, organic and inorganic matter and living organisms, including human health and safety, buildings, structures, installations, and any other environmental medium or natural resource).

“Environmental Law” means any and all Laws (a) relating to Reclamation Actions, Remedial Actions or restoration of property, land, or water (including any current, abandoned or former mines); pollution; protection of the Environment; protection of wildlife, including threatened or endangered species; protection of cultural or historic resources; ensuring public or worker health and safety from environmental hazards; mine safety; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; Releases or threatened Releases, (b) relating to manufacturing, processing, distribution, use, treatment, storage, disposal, sale, marketing, labeling, handling or transport of Hazardous Substances (or products or materials containing Hazardous Substances), or (c) imposing liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Controls” means all Laws relating to (a) export, re-export, transfer, and re-transfer controls, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–

130), the Export Administration Regulations (15 C.F.R. Parts 730-774), and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable export, re-export, transfer, and re-transfer controls, and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Financing” means any financing arranged or obtained (or attempted to be arranged or obtained) by Parent or Merger Sub or an affiliate thereof for the purpose of financing the transactions contemplated by this Agreement or any transaction undertaken in connection therewith (including to fund the payment by Parent and Merger Sub of funds to consummate the Merger and to make all other payments and perform the other obligations of Parent and Merger Sub contemplated by this Agreement (including the payment of any amounts required to repay any Indebtedness in connection with the transactions contemplated hereby)).

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their respective affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Government Bid” means any quotation, offer, bid, or proposal made by the Company or any Company Subsidiary that, if accepted or awarded, would result in or lead to a Government Contract.

“Government Contract” means any written Contract between the Company or any Company Subsidiary, on the one hand, and (a) any Governmental Entity, (b) any Person acting in the capacity of a prime contractor to a Governmental Entity, or (c) any higher-tier subcontractor with respect to any Contract described in clause (a) or (b) immediately above, on the other hand, in effect as of the Closing. Unless otherwise indicated, a task, purchase, or delivery order, in each case, issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract under which it was issued.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, provincial or foreign government or any entity exercising executive, legislative, judicial, arbitral, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices) or (d) quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system.

“Hazardous Substances” means (a) any pollutant, chemical, substance, material or waste, whether consisting of solid, liquid, gas or vapor, that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or subject to regulation, control or remediation under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Laws, and (b) any quantity of petroleum or petroleum product or byproduct, solvent, flammable or explosive material, radioactive material (including naturally occurring radioactive material), asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material, lead paint, polychlorinated biphenyls (or PCBs), per- and polyfluoroalkyl substances (or PFAS), silica, dioxins, hydrogen sulphide, arsenic, cadmium, lead, mercury, dibenzofurans, heavy metals, mold, mold spores and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all finance lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guarantees, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property Rights” means all intellectual property rights of any kind throughout the world in, including rights arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (b) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”); (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (f) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (g) all Trademarks; and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means all finished goods and goods for resale, all work in progress, all stores inventory, all parts and supplies, and all raw materials and consumables.

“Knowledge” means, as the case may be, the knowledge of (a) Nathan Creech and Aylwyn Bryan with respect to Parent or Merger Sub or (b) Antonio Carrillo, Gail Peck, Bryan Stevenson, Suzanne Myers, Reid Essl and Kerry Cole with respect to the Company, in each case after making reasonable inquiry of such individual’s direct reports having primary responsibility for such matter.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment, injunction, directive, determination or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding restrictions on transfer arising under applicable securities laws.

“Mining Financial Assurance” means any performance bond, surety bond, letter of credit, letter of guaranty, cash collateral or other collateral, lease bond or other financial assurance required pursuant to any Law or permit, license, registration, or authorization required for mining operations, including for the development, design, construction, ownership, operation, reclamation, remediation, restoration, closure or decommissioning thereof.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Non-Scheduled Licenses” means: (a) standard form Contracts granting the Company or a Company Subsidiary non-exclusive rights to use off-the-shelf technology made generally available on commercially reasonable terms involving annual or one-time royalties or fees paid or payable of less than $500,000, (b) Open Source Licenses, (c) confidentiality agreements (where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the examination and evaluation of confidential information) entered into in the ordinary course of business, (d) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in the ordinary course of business for the purpose of the counterparty’s provision of products or services to the Company or its Subsidiaries and that are customary for the product or service provided, (e) intellectual property assignment and confidentiality agreements with employees substantially in the form of the Company’s or its Subsidiaries’ then-current form of agreement as made available to Parent, and (f) agreements with suppliers (other than Material Supplier Agreements), in each case of this clause (f) that (i) are entered into in the ordinary course of business and (ii) are not material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

“NYSE” means the New York Stock Exchange.

“NYSE Texas” means NYSE Texas, Inc.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License, the MIT License or any other license that includes similar terms.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Termination Fee” means an amount in cash equal to $371,967,952.

“Permitted Liens” means any (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (c) Lien that is specifically disclosed in the Company SEC Documents as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or the notes thereto included in Company SEC Documents as of the date hereof, (d) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (e) with respect to real property, Lien which is imposed on the underlying fee or other interest in real property subject to a real property lease, (f) with respect to real property, any irregularities, zoning and land use covenants and conditions, easements, rights-of-way, non-monetary encumbrances and minor title defects, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property, (g) Liens securing Indebtedness under the Company Credit Agreement, (h) Liens securing an indemnity obligation, surety bond or letter of credit with respect to obligations incurred by the Company and the Company Subsidiaries in the ordinary course of business, (i) Liens arising from pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security legislation, (j) Liens arising from non-exclusive licenses or other non-exclusive grants of rights to customers, consultants, contractors or vendors in the ordinary course of business under Intellectual Property Rights and (k) other non-monetary Liens incurred in the ordinary course of business, if any, that would not, individually or in the aggregate, reasonably be expected to materially detract from the value of the assets to which they relate or materially impair the use or operation of such assets in the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means (a) any information that alone or in combination with other information, identifies or could reasonably be used to identify, or could reasonably be linked, directly or indirectly, with an individual, and (b) any other personal information the collection, use, storage, dissemination, processing or disposal of which is governed by applicable Law, or that constitutes “personal information,” “personal data,” or any similar term provided by, applicable Law.

“Privacy Legal Requirements” means all applicable Laws that pertain to privacy, data security (both technical and physical), disclosure, exfiltration, transfer, privacy, processing, protection, sharing, breach or other use, collection or storage of Personal Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings (whether civil, criminal or administrative), in each case, by or before any Governmental Entity.

“Reclamation Action” means all reclamation, decommissioning and closure measures, including backfilling, contouring, capping, grading, revegetation, soil compaction, stabilization or other measures that minimize surface water and groundwater degradation, flooding, erosion, subsidence and other adverse effects incidental to mines, which are required under applicable Laws (including Environmental Laws) and permits, registrations, licenses, or authorizations to restore a mine property to a usable condition readily adaptable for alternate land uses.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

“Regulatory Law” means (i) the Antitrust Laws or (ii) transactions involving foreign investments including any Laws that provide for review of national security matters, or entities that are deemed to have received foreign subsidies.

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment.

“Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response, remedial work or other corrective action, in each case in relation to environmental matters.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sanctioned Country” shall mean any country or region or government thereof that is the subject or target of a comprehensive embargo under Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, Kherson, and Zaporizhzhia, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions or Export Controls, including: (i) any Person identified on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, Groups and Entities Subject to Financial Sanctions; (ii) any Person operating, organized, or resident in a Sanctioned Country; or (iii) owned, 50% or more, individually or in the aggregate by, controlled, as relevant and determined under applicable Sanctions, by, or acting on behalf of a Person described in clause (i) or (ii) above.

“Sanctions” means all applicable (i) economic or financial sanctions Laws and regulations of the United States, including, but not limited to, sanctions Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); and (ii) any similar Laws in any other jurisdiction in which the Company or any of the Company Subsidiaries, or any of their respective agents or Representatives when acting on behalf of the Company or any of the Company Subsidiaries, conduct business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means each of the Company’s (i) 4.375% Senior Notes due 2029 issued pursuant to the 2029 Notes Indenture and (ii) 6.875% Senior Notes due 2032 issued pursuant to the 2032 Notes Indenture.

“Senior Notes Indentures” means (i) the Indenture, dated as of April 6, 2021, among the Company, the guarantors from time to time party thereto and Computershare Trust Company N.A. (“Computershare”) (as successor to Wells Fargo Bank, N.A.), as trustee (as amended, supplemented or otherwise modified prior to the date hereof, the “2029 Notes Indenture”) and (ii) the Indenture, dated as of August 26, 2024, among the Company, the guarantors from time to time party thereto and Computershare, as trustee, (as amended, supplemented or otherwise modified prior to the date hereof, the “2032 Notes Indenture”).

“Software” means any and all computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) made in writing, after the date hereof, by a third party (other than Parent and Merger Sub), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors, taking into account all financial, legal, regulatory, financing, conditionality and other aspects of such Acquisition Proposal (a) is reasonably likely to be completed on the terms proposed and (b) taking into account, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3, is more favorable to the Company Stockholders from a financial point of view than the Merger.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value-added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, statement, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means an amount in cash equal to $260,377,567.

“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing, and all goodwill associated with and symbolized by any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Section 1.2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

2029 Notes Indenture	Section 1.1
2032 Notes Indenture	Section 1.1
Agreement	Preamble
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
Collective Bargaining Agreements	Section 4.11(a)
Company	Preamble
Company 401(k) Plan	Section 7.7(c)
Company Acquisition Agreement	Section 6.3(b)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Bonus Plan	Section 7.7(d)
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Leases	Section 4.16(b)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Computershare	Section 1.1
Continuing Employees	Section 7.7(a)
Copyrights	Section 1.1
Credit Facility Terminations	Section 7.14(a)
DGCL	Recitals
Discharge	Section 7.14(b)
Dissenting Shares	Section 3.3(a)
DOJ	Section 7.2(b)
Earned Bonus	Section 7.7(d)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(b)
Equity Award Consideration	Section 3.4(a)
Financing Entities	Section 1.1
First Extended Outside Date	Section 9.1(d)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(e)
JPM	Section 1.1
Leased Real Property	Section 4.16(b)
Material Contracts	Section 4.17(a)

Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Shares	Section 3.1(c)
New Plans	Section 7.7(b)
OFAC	Section 1.1
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent 401(k) Plan	Section 7.7(c)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parties	Preamble
Party	Preamble
Patents	Section 1.1
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
Payoff Letter	Section 7.14(a)
Potential Bonus Recipient	Section 7.7(d)
Proxy Statement	Section 7.12(a)
Real Property	Section 4.16(b)
Regulatory Remedial Action	Section 7.2(a)
Relevant Matters	Section 10.9(a)
Required Jurisdictions	Section 8.1(c)
Sarbanes-Oxley Act	Section 4.5(a)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(c)
Trade Secrets	Section 1.1
Transactions	Recitals
willful breach	Section 9.2(a)

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2. The Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York City time, via the exchange of electronic documents and executed signature pages and the electronic transfer of funds, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4. Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “Arcosa, Inc.”.

Section 2.5. Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1. Treatment of Capital Stock.

(a)  Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Restricted Stock Awards, Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive $150.00 in cash, without interest (the “Merger Consideration”), subject to the withholding tax provisions of Section 3.5. From and after the Effective Time, all such shares of Company Common Stock (other than any Cancelled Shares and any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(b)  Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)  Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Company (the “Surviving Company Stock”). From and after the Effective Time, all certificates representing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d)  Adjustment to Merger Consideration. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number, type or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such change. Nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement.

Section 3.2. Payment for Securities; Surrender of Certificates.

(a)  Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”), the identity and terms of appointment of which shall be reasonably acceptable to the Company. The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (the “Payment Fund”), in each case, for the sole benefit of the holders of Company Common Stock; provided that, notwithstanding anything herein to the contrary, no such deposits shall be required to be made with respect to any Dissenting Shares. In the event the Payment Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(b)  Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate whose shares of Company Common Stock represented by such Certificate were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares whose shares of Company Common Stock represented by such Book-Entry Shares were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Until payment is made with respect thereto as contemplated by this Section 3.2(b), each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable hereunder upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c)  Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in Section 3.1(a) shall, as of the Effective Time, no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than only the right to receive, upon surrender of such Certificates or exchange of such Book-Entry Shares in accordance with Section 3.2, the Merger Consideration. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Payment Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)  Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1(a).

Section 3.3. Dissenter’s Rights.

(a)  Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the state of Delaware with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Shares, as the case may be.

(b)  The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section

262 of the DGCL, and Parent shall have the opportunity to participate in, direct and control all negotiations and Proceedings with respect to such demands, including any determination to make any payments or deposits with respect to Dissenting Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.4. Treatment of Company Equity Awards.

(a)  At the Effective Time, by virtue of the Merger and without any further action on the part of the holder, each Company Equity Award that was granted prior to the date of this Agreement (and, unless provided otherwise in Section 6.1 of the Company Disclosure Letter, each Company Equity Award that was granted on or after the date of this Agreement) and is outstanding and unvested immediately prior to the Effective Time shall become vested. Each share of Company Common Stock underlying vested Company Equity Awards shall be settled in cash, without interest, in an amount equal to (i) the Merger Consideration plus (ii) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such Company Equity Award (the “Equity Award Consideration”). For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to any portion of any Company RSU Award that vests based on achievement of pre-established performance criteria that will be settled in cash will be determined with performance levels deemed achieved at the greater of (x) 100% of the target level of all performance measures and (y) the actual level of performance achieved prior to the Effective Time as determined by the Company Board of Directors (or an appropriate committee thereof).

(b)  The Surviving Company shall, and Parent shall cause the Surviving Company to, pay the Equity Award Consideration to each holder of a Company Equity Award entitled to the Equity Award Consideration, in each case, subject to applicable withholdings pursuant to Section 3.5, if such holder was awarded the Company Equity Award as an employee of the Company or any of the Company Subsidiaries, through the payroll of the Surviving Company or any of the Company Subsidiaries, as applicable, as soon as practicable following the Effective Time (but in any event not later than five (5) business days after the Effective Time) and if such holder was not awarded the Company Equity Award as an employee of the Company or any of the Company Subsidiaries, then Parent shall cause the Paying Agent to make such applicable payment within five (5) business days following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest date permitted under the terms thereof that will not result in the application of a tax or penalty under Section 409A of the Code.

(c)  Prior to the Effective Time, the Company Board of Directors (or an appropriate committee thereof) shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 3.4.

Section 3.5. Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after December 31, 2024 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections) or (y) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below; provided, that nothing in the Company SEC Documents shall be deemed to be disclosures against the representations and warranties in Section 4.1 (Qualification, Organization, Subsidiaries, etc.), Section 4.2 (Capitalization), Section 4.3 (Corporate Authority), and Section 4.23 (State Takeover Statutes; Anti-Takeover Laws).

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a)  The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for any such failures to have such power and authority or to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is in compliance in all material respects with the Company Governing Documents.

(b)  Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each in effect as of the date hereof. Each such certificate of incorporation and bylaws, or equivalent organizational or governing documents, is in full force and effect and none of the Company Subsidiaries is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  All of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of such Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of any Company Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of any Company Subsidiary except, in each case, to another Company Subsidiary. Other than the Company Debt Instruments, there are no outstanding obligations of the Company or of any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of any Company Subsidiary. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (1) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (2) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person and (3) the type of and percentage of interest held by any Person (and the name of such other Person) other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person (and the name of such other Person).

Section 4.2. Capitalization.

(a)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of June 18, 2026 (the “Company Capitalization Date”), (i) (A) 49,106,809 shares of Company Common Stock were issued and outstanding (including Company Restricted Stock Awards with respect to 88,418 shares of Company Common Stock) and (B) 291,720 shares of Company Common Stock were held in the Company’s treasury; and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. As of the Company Capitalization Date, the following Company RSU Awards were outstanding: (A) Company RSU Awards (subject solely to time-vesting) with respect to 172,351 shares of Company Common Stock and (B) Company RSU Awards (subject to performance criteria) with respect to 316,567 shares of Company Common Stock (assuming such Company RSU Awards were earned at the target level of performance) and 633,134 shares of Company Common Stock (assuming such Company RSU Awards were earned at the maximum level of performance). All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)  As of the date hereof, except (x) as set forth in Section 4.2(a) and (y) for the shares of Company Common Stock that have become outstanding after the Company Capitalization Date and prior to the date hereof as a result of issuances of shares of Company Common Stock pursuant to the vesting or settlement, as applicable, of Company Equity Awards outstanding as of the Company Capitalization Date (and set forth in Section 4.2(a) and issued in accordance with the terms of such Company Equity Award and the Company Equity Plan as in effect as of the date hereof): (i) neither the Company nor any Company Subsidiary has any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company.

(c)  Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(d)  There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company.

(e)  Section 4.2(e) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of all outstanding Company Equity Awards on an individual-by-individual basis, including with respect to each such Company Equity Award, (i) the name of the holder, (ii) the date of grant, and (iii) the total number of shares of Company Common Stock subject to such Company Equity Award (at target and maximum, if applicable). All shares of Company Common Stock that may be issued pursuant to the conversion, exercise, settlement or vesting of the Company Equity Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right.

Section 4.3. Corporate Authority.

(a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholders’ Meeting (which may be a virtual meeting) (the

“Company Stockholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b)  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4. Governmental Consents; No Violation.

(a)  Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) any other applicable U.S., state or federal securities, takeover or “blue sky” Laws, (vi) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws or Regulatory Laws in Required Jurisdictions and (vii) any applicable requirements of NYSE and NYSE Texas, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof by the Company will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5. SEC Reports and Financial Statements.

(a)  Since January 1, 2024, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NYSE and NYSE Texas, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2024, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC.

(b)  The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC under the Exchange Act was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Exchange Act and the Sarbanes-Oxley Act.

(d)  Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, securitization, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as contemplated by Instruction 8 to Item 303(b) of Regulation S-K of the SEC).

Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2024 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule

13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2024, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2024, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2026 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business since March 31, 2026 (other than any liability for any breaches of Contract, breach of warranty, tort, infringement, arising out of a Proceeding, or violation of Law), (c) for liabilities expressly required by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8. Absence of Certain Changes or Events.

(a)  From March 31, 2026 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  From March 31, 2026 through the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1(b) (other than clauses (v), (vi), (xi), (xiii) (but only with respect to settlements), (xv), (xviii) or (xxiv) of Section 6.1(b) (in the case of clause (xxiv) of Section 6.1(b), solely to the extent relating to any of the foregoing clauses of Section 6.1(b))).

Section 4.9. Compliance with Law; Permits.

(a)  The Company and each Company Subsidiary are and have been since January 1, 2024 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws, other than with respect to any Multiemployer Plan) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  The Company and the Company Subsidiaries are and have been since January 1, 2024 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)  Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2021, neither the Company, nor any Company Subsidiary, nor any director, officer, or employee of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any other Representative or third party acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided, received or given any payment or thing of value to, from, or for the benefit of any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to or for the benefit of any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)  Since January 1, 2021, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company has established and maintains compliance programs and reasonable internal controls and procedures appropriate to satisfy, in all material respects, the requirements of applicable Anti-Corruption Laws.

(e)  Since January 1, 2021, the Company and the Company Subsidiaries have at all times conducted their businesses in material compliance with Sanctions, Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business.

(f)  Since January 1, 2021, neither the Company nor any Company Subsidiary, nor any director, officer, or employee of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any other Representative or third party acting on behalf of the Company or any Company Subsidiary is or has been: (i) the subject or target of Sanctions or restrictions under Sanctions or Export

Controls, including by being, or being owned or controlled by, a Sanctioned Person; (ii) engaging in any business with or engaged in any transaction or arrangement with, on behalf of, for the benefit of, or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country; or (iii) otherwise in violation of any Sanctions or other applicable Import Restrictions and Export Controls in all material respects.

(g)  Since January 1, 2021, neither the Company nor any Company Subsidiary has been subject to any actual, or, to the Company’s Knowledge, pending or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary relating to any potential material violation of Sanctions, Import Restrictions or Export Controls. The Company has established and maintains compliance programs and reasonable internal controls and procedures appropriate to satisfy, in all material respects, the requirements of Sanctions, Import Restrictions or Export Controls.

(h)  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of each of NYSE and NYSE Texas.

Section 4.10. Employee Benefit Plans.

(a)  Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. With respect to each material Company Benefit Plan (other than any Multiemployer Plan), the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all related insurance contracts or other funding arrangements and (v) all material, non-routine correspondence with any Governmental Entity within the past three (3) years.

(b)  For each Multiemployer Plan, the Company has made available to Parent correct and complete copies of, in each case, to the extent that the Company has in its possession and to the extent applicable, and to the Knowledge of the Company exists: (i) any statement by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan since January 1, 2023 of any potential withdrawal liability of such entity with respect to such Multiemployer Plan; (ii) any participation agreement or rehabilitation or funding improvement plan; and (iii) any material correspondence relating to the Multiemployer Plan’s funded status, or describing the existence of any minimum funding violation or application for waiver of a minimum funding violation.

(c)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans (other than any Multiemployer Plan) has been established, funded, operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder and (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. As of the date hereof, there are no pending, or to the Company’s Knowledge, threatened claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Multiemployer Plan, (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates, (ii) none of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and (iii) all contributions (including installments) required to be made by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates have been timely made. No Multiemployer Plan has been terminated or has been in or is expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to the Company, the Company Subsidiaries or any of their respective ERISA Affiliates.

(e)  No Company Benefit Plan provides health, life or other welfare-type benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state Law.

(f)  Each Company Benefit Plan (other than any Multiemployer Plan) that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion letter as to its qualification and to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of the qualified status of any such plan. Each such favorable determination letter has been made available to Parent.

(g)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) could (i) result in any payment of compensation or benefits (including severance, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee, officer, or other individual service provider of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase the amount of compensation or benefits due or otherwise payable to any such person set forth in the preceding clause (i), (iii) result in any acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)  Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(j)  The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

Section 4.11. Labor Matters.

(a)  Section 4.11(a) of the Company Disclosure Letter sets forth each union, works council or other collective labor arrangement or Contract of the Company and Company Subsidiaries (the “Collective Bargaining Agreements”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is (or has since January 1, 2024 been) subject to a labor dispute, strike or work stoppage and to the Company’s Knowledge, none is threatened. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary. With respect to the Transactions, the Company and Company Subsidiaries have satisfied any pre-signing notice, consultation or other obligations to their employees or their employees’ representatives under applicable Law or Contract.

(b)  The Company and each Company Subsidiary are and have been since January 1, 2024 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification (including with respect to régimen de subcontratación outsourcing or insourcing), exempt and non-exempt status, compensation and benefits, wages and hours, immigration, employment discrimination, disability rights and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not resulted and would not reasonably be expected to result in a Company Material Adverse Effect.

(c)  To the Company’s Knowledge, no allegations of sexual harassment have been made against any senior management-level employee or former employee of the Company or any of the Company Subsidiaries, except as has not resulted or would not be expected to result in a material liability. Since January 1, 2024, neither the Company nor any of the Company Subsidiaries has been involved in any litigations or other proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any employee or former employee of the Company or any of the Company Subsidiaries, except as has not resulted and would not be expected to result in a Company Material Adverse Effect.

Section 4.12. Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)  The Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.

(b)  The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown as due on any Tax Return).

(c)  The Company and the Company Subsidiaries have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity).

(d)  There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment).

(e)  Neither the Company nor any Company Subsidiary has waived or extended any statute of limitations with respect to the collection or assessment of any Taxes, which waiver or extension has not since expired, except in connection with ordinary course extensions of time to file Tax Returns and no requests for any waivers have been made that are still pending.

(f)   Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)  None of the Company or any Company Subsidiary (i) is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h)  There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than statutory Liens for Taxes not yet delinquent or that are being contested in good faith, by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP.

(i)   No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax of such type by, or required to file Tax Returns with respect to Taxes of such type in, such jurisdiction. Neither the Company nor any Company Subsidiary is or has been subject to Tax in any jurisdiction in which it does not file Tax Returns by virtue of having a permanent establishment or taxable presence in that jurisdiction.

(j)    Neither the Company nor any Company Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority.

(k)  Neither the Company nor any Company Subsidiary is a party to or has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l)   Neither the Company nor any Company Subsidiary has any material liability to make installment payments under Section 965(h)(1) of the Code.

(m)  Neither the Company nor any Company Subsidiary is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)  Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (i) any change in or incorrect method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing, (ii) any installment sale or open transaction made or entered into prior to the Closing, (iii) a prepaid amount received or deferred revenue accrued prior to the Closing, (iv) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (v) intercompany transactions or excess loss accounts described in Treasury Regulations Section 1.1502-13, or 1.1502-19 (or any similar provision of state, local or non-U.S. Law) or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law).

Section 4.13. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity to which the Company or any Company Subsidiary is a party, or to which any of their respective assets are bound, that would reasonably be expected (x) to have, individually or in the aggregate, a Company Material Adverse Effect or (y) to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.14. Intellectual Property.

(a)  Section 4.14(a) of the Company Disclosure Letter lists for each item of Company Registered Intellectual Property: (i) the application or registration number, title, owners or registrants, and the jurisdiction of filing or application; and (ii) the status of such item. All necessary documents and certificates currently due for filing as of the date hereof in connection with any such Company Registered Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(b)  Each item of Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, is not invalid or unenforceable. No Proceeding to which the Company or one of its Subsidiaries is a party (other than ordinary course office actions in connection with the application for, or prosecution of, any Company Registered Intellectual Property) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, scope, registration, use or ownership of any Company Registered Intellectual Property or other material Company Intellectual Property Rights.

(c)  Except as has not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) other than

Company Intellectual Property Rights that are exclusively licensed to the Company, the Company exclusively owns all Company Intellectual Property Rights, and (ii) the Company owns or has a valid license to all other Intellectual Property Rights used in or necessary for the operation of the business of the Company and the Company Subsidiaries, in each case of (i) and (ii), free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all such Company Intellectual Property Rights are, and immediately following the Closing will be, fully transferable, alienable and licensable by the Surviving Company or Parent without restriction and without material payment of any kind to any third Person. Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person ownership interest, including any joint ownership interest, or any exclusive rights in, any Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)  No Proceedings are, or since January 1, 2020, have been, pending, and, to the Company’s Knowledge, no Proceeding is, or since January 1, 2020 has been, threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and the Company Subsidiaries, as conducted since January 1, 2020, has not infringed, misappropriated, diluted, used in an unauthorized manner, or otherwise violated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices, (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights and (iii) since January 1, 2020, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.

(e)  The Company and each Company Subsidiary have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all Company Trade Secrets, except (i) where Company or a Company Subsidiary has made a reasonable business decision to no longer maintain a particular item of information or technology as a Trade Secret, or (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2024, there has been no unauthorized disclosure or use of, or access to, Company technology, information or materials that the Company maintains or intended to maintain as a Trade Secret except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(f)  Any current or former employee or independent contractor of Company and each Company Subsidiary who, either alone or with others, creates, develops or invents, or has created, developed or invented, any Intellectual Property Rights for or on behalf of the Company or any Company Subsidiary has entered into a written agreement with the Company or such Company Subsidiary, as applicable, that assigns all right, title, and interest in, to, and under such Intellectual Property Rights to the Company or such Company Subsidiary, to the extent the Company or such Company Subsidiary is not the owner of such Intellectual Property Rights by operation of law. No current or former employee or independent contractor of Company or any Company Subsidiary (x) owns any rights in or to any Company Intellectual Property Rights or (y) is in breach of any agreement described in this Section 4.14.

Section 4.15. Privacy and Data Protection.

(a)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company Systems are sufficient for the current needs of the business of the Company and each Company Subsidiary, and to the Company’s Knowledge, are free from any malicious code and material bugs, including any “back door,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the Software industry), (ii) the Company and the Company Subsidiaries have, since January 1, 2024, complied with all applicable Privacy Legal Requirements and their own privacy policies and contractual obligations, and (iii) the Company and the Company Subsidiaries have taken commercially reasonable administrative, technical and physical safeguards designed to protect all Company Trade Secrets, confidential information and Personal Information against unauthorized or unlawful access, use, modification, disclosure or other misuse.

(b)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) since January 1, 2024, neither the Company nor any of the Company Subsidiaries has received any written notice from any applicable Governmental Entity alleging a violation of applicable Privacy Legal Requirements by the Company or any of the Company Subsidiaries; and (ii) since January 1, 2024, there has been no unauthorized use, access, disclosure, or other security incident relating to any Company Trade Secrets, confidential information or Personal Information of the Company or any Company Subsidiary.

Section 4.16. Real Property; Assets.

(a)  Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole (“Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns good and valid fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no pending or threatened material condemnation proceeding with respect to any of the Owned Real Property.

(b)  Section 4.16(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property leased or subleased by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any Leased Real Property (“Company Leases”) is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Real Property is properly zoned for their present use under applicable zoning ordinances, and there are no pending or, to the Knowledge of the Company, threatened Proceedings which could result in a modification or termination of such zoning. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proven and probable aggregates reserves located at the Real Property are within zoning classifications that permit the mining, quarrying, processing, distribution and sale of such materials, subject to applicable setback and other conditions under such zoning classifications. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice (i) alleging noncompliance with any applicable building, zoning, land use or other similar Laws and other requirements with respect to any Real Property, (ii) alleging non-conforming uses, zoning or building code variances or any other use restrictions with respect to any Real Property, (iii) regarding any pending or contemplated rezoning proceeding affecting any Real Property or (iv) regarding any pending or contemplated proceeding or public improvement that could result in the levy of any special Tax or assessment against any Real Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all of the Real Property is in compliance with all applicable building, zoning, land use and other similar Laws.

(d)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17. Material Contracts.

(a)  Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case, as of the date hereof, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i)  each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)  any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or other arrangement for sharing of profits, losses, costs or liabilities with any other Person or similar material Contract;

(iii)  each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $5,000,000, in each case, excluding any (x) post-closing retention payments or equity awards, and (y) amounts retained pursuant to customary indemnity escrow or holdback arrangements;

(iv)  each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods and products and off-the-shelf technology and for the avoidance of doubt, excluding concrete and aggregates) after the date hereof with consideration of more than $5,000,000;

(v)  any settlement or similar Contract with a Governmental Entity under which the Company or any Company Subsidiary has continuing obligations, other than those relating to any Governmental Entity in its capacity as a customer of the Company or any of its Subsidiaries or relating to a permit or mine or roof control plan owned by the Company or any Company Subsidiaries entered into in the ordinary course of business;

(vi)  except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates;

(vii)  each Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $5,000,000 in the 12-months ended December 31, 2025, or is obligated to pay or entitled to receive payments in excess of $5,000,000 in the twelve (12)-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) Contracts with customers, suppliers or vendors of the Company or any of its Subsidiaries, (C) Company Leases and (D) Contracts otherwise described in any other subsection of this Section 4.17(a);

(viii) each Contract that is (A) a Material Customer Agreement, (B) a Material Supplier Agreement, or (C) a Government Contract and, in the case of this clause (C), provides for or contemplates payments of more than $10,000,000 over the life of such Contract;

(ix)  except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(x)   each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements, in each case, that are binding on and material in any respect to the Company or its affiliates;

(xi)  each Contract not otherwise described in any other subsection of this Section 4.17(a) evidencing outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1,000,000 in a single transaction or a series of related transactions other than (a) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries and (b) any guarantee or bond entered into in the ordinary course of business representing Indebtedness of less than $5,000,000;

(xii)  each material Contract pursuant to which the Company or any Company Subsidiary (A) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property Rights, or (B) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under, any Person’s Intellectual Property Rights that, in the case of each of clauses (A) and (B) above is not a Non-Scheduled License;

(xiii) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xiv) each Company Lease involving annual lease payments in excess of $5,000,000;

(xv)  each Contract that obligates the Company to make any capital expenditures in an amount in excess of $1,000,000 in a single transaction or a series of related transactions in any calendar year;

(xvi) (A) each Mining Financial Assurance maintained by the Company or any Company Subsidiary in excess of $5,000,000 and (B) each Contract that obligates the Company or any Company Subsidiary to perform any Reclamation Action or Remedial Action and provides for or contemplates payments of more than $5,000,000 over the life of such Contract; and

(xvii)  any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b)  True and complete copies of each Material Contract in effect as of the date hereof have been publicly filed with the SEC on or after January 1, 2024 and prior to the date hereof or have been made available to Parent. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.

Section 4.18. Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are, and since January 1, 2024 have been, in compliance with all applicable Environmental Laws; (b) none of the Real Property or any other property previously owned, leased or operated by the Company or any Company Subsidiary is contaminated with or has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process, any Hazardous Substance, except in compliance with, or as would not reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under, Environmental Laws; (c)

neither the Company nor any Company Subsidiary has treated or disposed of, or arranged for the treatment or disposal of, transported or exposed any Person to, or produced, processed, manufactured, sold, distributed or marketed any product containing, any Hazardous Substances, including at any location, except in compliance with, or as would not reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under, Environmental Laws, and no such location is (i) listed on any list of hazardous sites or sites requiring Remedial Action or Reclamation Action issued by any Governmental Entity, (ii) to the Knowledge of the Company, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or Reclamation Action, or any similar federal or state lists or (iii) the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any Proceeding against the Company or the Company Subsidiaries; (d) no facility now or, to the Knowledge of the Company, was previously owned, operated or leased by the Company or any Company Subsidiaries is on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action; (e) the Company and the Company Subsidiaries have, and have had since January 1, 2024, all permits, registrations, licenses and other authorizations necessary under any Environmental Law, the Company and the Company Subsidiaries are, and have been since January 1, 2024, in compliance with such permits, registrations, licenses and other authorizations, and such permits, registrations, licenses and other authorizations remain valid and in good standing on the date hereof and will be valid and in good standing on the Closing Date; (f) neither the Company nor any of the Company Subsidiaries has caused or permitted a Release at, in, on, under or from any Real Property or other properties in such a manner as would reasonably be expected to (x) give rise to any liability to the Company or any Company Subsidiary or (y) result in the imposition of a Lien on or the expropriation of any Real Property or any of the assets of the Company or any Company Subsidiary; (g) neither the Company nor any Company Subsidiary has, since January 1, 2024, received any notice, order or directive regarding any actual or alleged violation of or liabilities under Environmental Laws, and no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary; (h) neither the Company nor any Company Subsidiary has assumed, undertaken or provided an indemnity, or agreed to defend or hold harmless any other Person, with respect to any liability of any other Person arising under or relating to Environmental Laws or Hazardous Substances (or products containing Hazardous Substances, including asbestos or silica); (i) all Reclamation Actions conducted by Company and any Company Subsidiary have been conducted in compliance with applicable Law, and the Company and any Company Subsidiary have accrued adequate reserves in accordance with generally accepted accounting principles for all required future Reclamation Actions and have posted and maintain Mining Financial Assurance required by applicable Law or permits, registrations, licenses or other authorizations issued thereunder; and (j) neither the Company nor any Company Subsidiary has received any outstanding notice of a claim or demand alleging liability for any damages arising from injuries related to or arising out of products containing Hazardous Substances (including asbestos or silica). The Transactions will not trigger or otherwise result in any liabilities or obligations under Environmental Laws, including pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K, as amended, and the regulations promulgated pursuant thereto.

Section 4.19. Customers; Suppliers.

(a)  Section 4.19(a) of the Company Disclosure Letter sets forth a list of the top 10 customers of each of the Construction Products and Engineered Structures business segments of the Company determined on the basis of consolidated revenue received by the Company and the Company Subsidiaries, taken as a whole, for the 12 months ended December 31, 2025 and the three (3) months ended March 31, 2026 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). During the 12 months prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate, modify or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b)  Section 4.19(b) of the Company Disclosure Letter sets forth a list of the top 10 suppliers and vendors of each of the Construction Products and Engineered Structures business segments of the Company determined on the basis of expenditures by the Company and the Company Subsidiaries, taken as a whole, for the 12 months ended December 31, 2025 and the three (3) months ended March 31, 2026 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). During the 12 months prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate, modify or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.20. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.

Section 4.22. Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders. The Company Board of Directors has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock (other than any Company Restricted Stock Awards, Cancelled Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders. A written copy of each such opinion will be provided to Parent for informational purposes only promptly following the date of this Agreement.

Section 4.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents and any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement in effect.

Section 4.24. Inventory. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Inventory is of a quality and quantity salable and usable in the ordinary course of business; (b) no previously sold Inventory is subject to refunds materially in excess of that historically experienced by the Company or the Company Subsidiaries; (c) except for Inventory in transit to the Real Property, as of the date hereof each of the Inventory is located at the Real Property; (d) neither the Company nor any Company Subsidiary has received any notice of, any pending or, to the Company’s Knowledge, threatened investigation or regulatory action by any Governmental Entity involving any of the Inventory; and (e) the Inventory, on a product-by-product basis, is of a quantity and availability sufficient to meet the historical requirements, and known future requirements, of the customers of the Company and the Company Subsidiaries in the ordinary course of business, taking into account seasonal variations in demand. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all specification material included in the Inventory conforms to all applicable specifications or standards and to the Knowledge of the Company, since March 31, 2026, there has been no claim, written or oral, that the material produced by the Company has failed to meet applicable specifications or has been defective in any manner. There has been no material change in inventory valuation standards or methods with respect to the inventory since January 1, 2024.

Section 4.25. Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any present or former director or officer thereof (or any immediate family member of any such director or officer), on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any affiliate (including any present or former officer or director, or any immediate family member of any such officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock or any immediate family member of any such beneficial owner (to the extent such beneficial owner is a natural person), on the other hand and no such Person has any material interest in any property owned, leased or occupied by the Company or any Company Subsidiary that is required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

Section 4.26. Finders and Brokers. Other than Goldman Sachs & Co. LLC and Evercore Group L.L.C., neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions. The Company has delivered to Parent a correct and complete copy of any agreements with Goldman Sachs & Co. LLC and Evercore Group L.L.C. pursuant to which Goldman Sachs & Co. LLC or Evercore Group L.L.C. is entitled to a fee as a result of the Merger.

Section 4.27. Government Bids and Government Contracts.

(a) Since January 1, 2024, no Government Contract awarded to the Company or any Company Subsidiary: (i) was awarded contingent on the “small business” or other preferred socioeconomic status of the Company or any Company Subsidiary; (ii) requires the Company or any Company Subsidiary to maintain a facility security clearance or to perform with individuals possessing a personnel security clearance; or (iii) requires the Company or any Company Subsidiary to be compensated on a “cost reimbursement” basis such that the Company or the applicable Company Subsidiary is required to track costs incurred and submit for reimbursement by the counterparty only those costs that are reasonable, allowable, and allocable under the subject Government Contract.

(b) With respect to each Government Contract and Government Bid: (i) all representations, certifications, and statements (including with regard to “small business” status) submitted by the Company or any Company Subsidiary were, to the Company’s Knowledge, accurate in all material respects as of their respective effective dates; and (ii) the Company and the applicable Company Subsidiary expects and intends to perform all obligations under each Government Contract it presently has or which it may be awarded in connection with each Government Bid.

To the Company’s Knowledge, there are no facts or allegations that could reasonably be expected to give rise to a breach or violation of a material term of a Government Contract that would give rise to an event of default or a right of termination for default. The Company and the applicable Company Subsidiary have complied with all material terms and conditions of each Government Contract.

(d) Neither the Company, any Company Subsidiary nor, to the Company’s Knowledge, any of the Principals, as such term is defined at 48 C.F.R. 52.203-13, of the Company or any Company Subsidiary or affiliate, are presently, or since January 1, 2024 have been: (i) suspended or debarred from doing business with any Governmental Entity or have been declared non-responsible or ineligible for contracting with any Governmental Entity; or (ii) to the Company’s Knowledge, under or subject to any administrative, civil, or criminal investigation or indictment involving or related to false statements, false claims, bribery, misconduct or an alleged violation of a contract requirement or law pertaining to any Government Contract or Government Bid. To the Company’s Knowledge, there are no facts or allegations that would give rise to such suspension, debarment, investigation, or indictment in the future.

(e) Since January 1, 2024, neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation resulting in a voluntary or mandatory disclosure to any Governmental Entity or higher-tier contractor with respect to any alleged or possible irregularity, misstatement, or omission arising under or relating to a Government Contract or Government Bid. To the Company’s Knowledge, there is no: (i) credible evidence that the Company, any Company Subsidiary, affiliate or Principal of the Company or any Company Subsidiary has committed a violation of Law involving fraud, conflict of interest, bribery, or gratuity violations (including but not limited to Title 18 of the United States Code or the civil False Claims Act (31 U.S.C. §§ 3729 - 3733)) in connection with the award, performance, or close out of any Government Contract; or (ii) credible evidence that the Company or any Company Subsidiary received an overpayment on any Government Contract.

(f) To the Company’s Knowledge, there exist no outstanding claims or disputes, either by a Governmental Entity or by any higher-tier contractor, arising under or relating to any Government Contract or Government Bid, including but not limited to a claim for price adjustment under the Truthful Cost or Pricing Data Statute (10 U.S.C. §§ 3701-3708; 41 U.S.C. §§ 3501-3508), formerly known as the Truth In Negotiations Act, or a state/local equivalent Law. To the Company’s Knowledge, there are no facts or allegations that would give rise to such a claim or dispute in the future.

(g) No written termination for default, cure notice, or show cause notice has been received by the Company or any Company Subsidiary with respect to any Government Contract since January 1, 2024. To the Company’s Knowledge, there are no facts or allegations that would give rise to such a default or notice in the future.

(h) Neither the Company nor any Company Subsidiary has made any assignment of any Government Contract or of any interest (including payments) in any Government Contract to any Person.

Section 4.28. No Other Representations. Except for the representations and warranties contained in Article V and in any certificate, instrument or other document delivered pursuant to this Agreement, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V and in any certificate, instrument or other document delivered pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (x) any forms, statements, documents or reports filed or furnished by Parent with the SEC on or after December 31, 2024 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections) or (y) the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as set forth below; provided, that nothing in such forms, statements, documents or reports filed or furnished by Parent with the SEC shall be deemed to be disclosures against the warranties in Section 5.1 (Qualification, Organization, etc) or Section 5.2 (Corporate Authority).

Section 5.1. Qualification, Organization, etc. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent (a) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Transactions, including the Merger, prior to the Outside Date. Merger Sub is (i) a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. Parent has made available to the Company complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of Parent in effect as of the date hereof (the “Parent Governing Documents”). Such certificate of incorporation and bylaws, or equivalent organizational or governing documents, are in full force and effect and Parent is in compliance in all material respects with such certificate of incorporation and bylaws, or equivalent organizational or governing documents.

Section 5.2. Corporate Authority.

(a)  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 5.3. Governmental Consents; No Violation.

(a)  Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and Regulatory Laws in Required Jurisdictions and (vi) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)  The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(a), the consummation of the Transactions and compliance with the provisions hereof by Parent and Merger Sub will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 5.4. Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 5.5. Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of the Company.

Section 5.6. Sufficiency of Funds. Parent and Merger Sub will have, at the Effective Time, sufficient cash on hand, available lines of credit or sources of immediately available funds for Parent and Merger Sub to consummate the Transactions contemplated hereby and make all cash payments contemplated to be made by them under this Agreement in connection with the Merger and the other Transactions, in each case, as required hereby, including payment of all amounts required to be paid pursuant to Article III, and to pay all related fees and expenses.

Section 5.7. Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions based on arrangements made by Parent or a Parent Subsidiary.

Section 5.8. Stock Ownership. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.23, Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.9. No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.10.  No Other Representation. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that, without limiting in any respect any of the representations and warranties contained in Article IV and in any certificate, instrument or other document delivered pursuant to this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article IV and in any certificate, instrument or other document delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and in any certificate, instrument or other document delivered pursuant to this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, and (ii) preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i)   amend, modify, waive, rescind or otherwise change (a) the Company Governing Documents in any manner or (b) any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents, other than in the case of this clause (b), amendments in the ordinary course of business that do not adversely affect Parent, the Company or such Company Subsidiary or would not reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions;

(ii)  authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for (A) quarterly cash dividends on Company Common Stock with timing that is consistent with past practice and in an amount per share of Company Common Stock not to exceed $0.05 and (B) dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business;

(iii)   enter into any agreement and arrangement with respect to voting or registration, or file any registration statement (other than a Form S-8) with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

(iv)   split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or upon the payment of the exercise price upon the exercise or vesting of any Company Equity Award outstanding as of the date hereof and in accordance with the terms thereof), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

(v)  except in connection with the pledge of equity interests pursuant to the Company Credit Agreement, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock or other equity interest in the Company or any Company Subsidiary or any subscriptions, options, warrants, puts, calls exchangeable or convertible securities or other similar rights, agreements or commitments for any such capital stock or other equity interest, or any rights, warrants or options to acquire any such capital stock or other equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan, other than issuances of Company Common Stock in respect of the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms;

(vi)  except as required by applicable Law or any Company Benefit Plan or other Material Contract as in existence as of the date hereof and made available to Parent prior to the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, executive officers, or employees, other than annual merit based increases in base salary in the ordinary course of business that do not exceed 4% of the aggregate annual cost of all employee annual base salaries and wage rates in effect as of the date hereof (in each case, with corresponding increases in target short-term incentive opportunities as a result of such base salary increases); (B) grant, pay or award, or commit to grant, pay or award, any severance, termination pay, change in control payments, bonuses, retention, incentive or similar compensation to any of its current or former directors, executive officers, employees or other individual service providers; (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan or otherwise; (D) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan, other than amendments to employee welfare benefit plans in the ordinary course of business that do not materially increase the annual cost or annual expense (relative to the 2025 annual cost or expense) of maintaining such employee welfare benefit plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including any grantor trust or similar funding arrangement); (F) terminate the employment of any employee or individual service provider earning a base salary in excess of $250,000, other than for cause; or (G) hire any new employees or individual service providers with a base salary in excess of $250,000, other than replacing any such employees or other individual service providers in the ordinary course of business (it being understood that such replacement individual’s compensation and benefits shall be (y) limited to cash compensation only and (z) otherwise consistent in all material respects with the compensation and benefits of such replaced individual);

(vii) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a majority of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of assets, except for, or with respect to, in each case, (A) acquisitions of supplies or equipment in the ordinary course of business, or (B) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xii), or (C) other acquisitions for consideration not to exceed $25,000,000 individually;

(viii) liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization, or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix)  make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business, (B) advances for reimbursable employee expenses in the ordinary course of business, (C) loans, advances, capital contributions or investments that are not in excess of $1,000,000 individually or $5,000,000 in the aggregate, and (D) extensions of credit to customers in the ordinary course of business pursuant to Contracts in effect as of the date hereof or entered into after the date hereof as permitted by this Agreement;

(x)  sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries), except (A) dispositions of obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, and dispositions or exchanges of mined-out, depleted, non-core or reserve real property or parcels (including reserve-parcel swaps), in each case, in the ordinary course of business, (B) leases or subleases of real property or interests therein not used for the conduct of the Company’s or the Company Subsidiaries’ business, as currently conducted, in each case in the ordinary course of business (it being understood that any such lease or sublease shall not be subject to clause (xxi) of this Section 6.1(b)), (C) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property Rights to customers, consultants, contractors or vendors, in each case, in the ordinary course of business, (D) pursuant to the exercise of creditor rights under any Contract providing for outstanding Indebtedness (so long as the Company and the Company Subsidiaries have used reasonable best efforts to exhaust all other avenues of relief), (E) pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business, (F) sales or other dispositions of properties, rights, assets, inventory, products, goods and services, and non-exclusive licenses of products and services, in each case, either (y) in the ordinary course of business or (z) for consideration not to exceed $10,000,000 individually or $20,000,000 in the aggregate, (G) the grant of easements, rights-of-way, licenses or other similar encumbrances (including utility easements) in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the present use of, the affected property or the conduct of the business of the Company and the Company Subsidiaries, and (H) dispositions, leases, subleases or grants of Liens made in the ordinary course of business pursuant to Contracts in effect as of the date hereof or set forth in Section 6.1(b)(x);

(xi) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) modify, amend or extend any Material Contract in a manner materially adverse to the Company, (C) voluntarily terminate any Material Contract, (D) waive or release any material rights or claims under any Material Contract or (E) assign any material rights or claims under any Material Contract, other than (x) in the case of clauses (A) and (B), solely with respect to the types of Contracts described in clauses (vii), (viii), (xiv) and (xvi) of the definition of Material Contract (whether or not also described in any other clause of such definition), in the ordinary course of business, and (y) in the case of clause (D), in the ordinary course of business (so long as such waiver or release is not material to the Company and the Company Subsidiaries, taken as a whole);

(xii)  make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, or approve or adopt any annual capital budget for fiscal year 2027 or subsequent fiscal years, except for (A) capital expenditures contemplated by and consistent with the annual capital budget approved by the Company Board of Directors prior to the date hereof and set forth in Section 6.1(b)(xii) of the Company Disclosure Letter or (B) capital expenditures not to exceed $10,000,000 in the aggregate incurred in the ordinary course of business;

(xiii) compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings: that (x) (A) are for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $2,500,000 and for all such compromises or settlements that is, in the aggregate, less than $5,000,000, (B) does not impose any injunctive relief on the Company or any of the Company Subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors and (C) do not relate to claims, litigations, investigations or proceedings brought by Governmental Entities, other than solely in their capacities as customers of the Company’s or its Subsidiaries’ products and services, or (y) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xvii) below);

(xiv) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to the Company Subsidiaries, or applicable Law;

(xv)  enter into, renew or amend any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except (A) as required by applicable Law and (B) solely with respect to renewals and amendments, so long as any such renewal or amendment (1) does not materially increase the aggregate annual cost of any such agreement and (2) is otherwise in the ordinary course of business;

(xvi) implement any plant closings or mass layoffs requiring notice under the WARN Act;

(xvii)  (A) make, change or revoke any material Tax election, (B) adopt or change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (F) surrender in writing any right to claim a material refund of Taxes; or (G) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xviii)  redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries in the ordinary course of business, (B) guarantees by the Company of Indebtedness of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary in the ordinary course of business, which Indebtedness is incurred prior to the date of this Agreement or otherwise in compliance with this clause (xviii), (C) the incurrence of Indebtedness in the ordinary course of business under the Company Credit Agreement, (D) capital leases, purchase money Indebtedness and equipment financings incurred in the ordinary course of business, (E) letters of credit, bank guarantees and surety, performance, appeal or similar bonds issued or obtained in the ordinary course of business, and (F) the renewal or replacement of any Mining Financial Assurances, in each case in the ordinary course of business;

(xix) enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who, to the Knowledge of the Company beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xx) cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xxi) (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $1,500,000, (B) modify or amend any Company Lease or other lease or sublease of real property in a manner materially adverse to the Company (other than the exercise of any right to renew or extend an existing Company Lease or other existing lease or sublease of real property in accordance with its terms), or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property, or any interest therein or part thereof (other than any Permitted Liens) or (D) make any changes in the construction or condition of any such property in a manner materially adverse to the Company, in the case of each of clauses (B) through (D), other than in the ordinary course of business;

(xxii)  voluntarily terminate, modify or waive in any material respect any material right under any material Company Permit in a manner materially adverse to the Company;

(xxiii) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement; or

(xxiv) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2. Notification of Certain Matters. The Company shall give prompt written notice to Parent and Parent shall give prompt written notice to the Company: (i) of any written notice or other material communication from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to the knowledge of the Party required to give such notice, threatened against the Company or any Company Subsidiaries, Parent, Merger Sub or any of their respective affiliates or otherwise relating to, involving or affecting such party, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, in the case of Parent or Merger Sub, that would reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII.

Section 6.3. Solicitation.

(a)  From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or furnish to any Person any information relating to the Company or any Company Subsidiary in each case, in connection with, an Acquisition Proposal, other than to state that the Company and their Representatives are prohibited hereunder from engaging in any discussions or negotiations. The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company’s Subsidiaries to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, encouragement, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and, in any event, within three (3) business days following the date hereof) the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, unless such request had been made by or on behalf of the Company prior to the execution and delivery of this Agreement and no information was provided by or on behalf of the Company to such Person or its Representatives following such request, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall, and shall cause its Subsidiaries to, enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would be reasonably likely to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in material violation of this Section 6.3(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of

their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s other affiliates or by any of their respective Representatives shall be a breach of this Section 6.3 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices expressly required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation, so long as such notices are delivered privately to Parent and would not reasonably be expected to require public disclosure thereof.

(b)  Except as otherwise provided in this Section 6.3, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (ii) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after Parent’s written request that the Company or the Company Board of Directors do so (which request Parent shall not be entitled to make more than once in any ten (10) business day period) (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable ten (10) business day period being replaced with three (3) business days), (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (vi) commit or agree to do any of the foregoing (any act described in clauses (i), (ii), (iii), (iv) or (v) or (vi) (to the extent related to the foregoing clauses (i), (ii), (iii), (iv) or (v)), a “Change of Recommendation”).

(c)  Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to obtaining the Company Stockholder Approval, a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.3(a), which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish information (including nonpublic information) with respect to the Company to the Person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing any nonpublic information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such nonpublic information is provided or made available to such Person or its Representatives, any information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives) with respect to such Acquisition Proposal.

(d)  The Company shall promptly (and in any event within thirty-six (36) hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s Subsidiaries, or its or their respective Representatives, of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including copies of any written proposals or offers (including any proposed definitive agreement) received by the Company relating to such Acquisition Proposal, which copies may be redacted to remove the identity of any debt or equity financing sources and other competitively sensitive information not relating to the material terms of such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms and of any material developments, discussions or negotiations regarding any such Acquisition Proposal and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications (which shall include any proposals or offers) relating thereto that is exchanged between the Person or group of Persons making such Acquisition Proposal (or their Representatives) and the Company (or its Representatives) within thirty-six (36) hours after the receipt or delivery thereof and keep Parent reasonably informed on a prompt and timely basis as to the nature of any nonpublic information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly (and in any event within thirty-six (36) hours) provide to Parent any nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within thirty-six (36) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(c). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(e)  Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(b)(ii), Section 6.3(b)(iv) or Section 6.3(b)(vi) (to the extent related to Section 6.3(b)(ii) or Section 6.3(b)(iv))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation or cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g), in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a material breach of Section 6.3(a) and that the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal), but only if, in each case, the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds or does not meet or exceed internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in GAAP, other applicable accounting rules or, in any such case, changes in the interpretation thereof or (D) any changes relating to Parent or its Subsidiaries.

(f)  Prior to the Company taking any action permitted (i) under Section 6.3(e)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(e)(ii), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(f)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal or a change to any conditions), the Company shall comply again with Section 6.3(f)(ii), with references to the applicable four (4) business day period being replaced by two (2) business days.

(g)  Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable laws, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(g) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation.

(h)  The Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 6.3 has occurred, the actions of the Company’s directors, officers and other Representatives shall be deemed to be the actions of the Company, and the Company shall be responsible for any material breach of this Section 6.3 by its directors, officers and other Representatives.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Access; Confidentiality.

(a)  From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, facilities, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning or possible divestitures of assets or businesses). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law), (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form, or (iv) that relates to the evaluation or negotiation of this Agreement, the transactions contemplated hereby, or, subject to Section 6.3, an Acquisition Proposal or Superior Proposal or any other transactions that the Company Board of Directors has considered as potentially competing with, or as an alternative to, the Merger, or relating to any deliberation of the Company Board of Directors thereof regarding any Acquisition Proposal or Change of Recommendation. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Without limiting the foregoing, the Company also agrees to provide reasonable cooperation prior to the Closing to Parent in the event Parent desires to divest any businesses or assets of the Company in the event the Closing occurs, and, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company will, at Parent’s request, permit potential purchasers of such assets or businesses (and their representatives) to receive information about such assets or businesses so long as they are or become subject to customary non-disclosure agreements; provided that (A) any such transaction is conditioned upon and shall not be completed until, the consummation of the Merger, (B) such cooperation shall not unreasonably interfere with or disrupt the business or operations of the Company or any Company Subsidiary; (C) access to competitively sensitive information shall be provided only to (1) potential purchasers of such assets or businesses and their respective outside counsel and other advisors pursuant to a reasonable clean team process that the Company will negotiate in good faith, and (2) Parent’s outside counsel and other advisors on a clean-team basis which may be redacted as the Company reasonably determines to be necessary to protect competitively sensitive information or to comply with applicable Law; and (D) Parent shall bear, and shall promptly reimburse the Company and the Company Subsidiaries for, all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with such cooperation and any such proposed divestiture.

(b)  Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 7.2. Regulatory Efforts.

(a)  Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the conditions precedent set forth in Article VIII to be satisfied, and to consummate the Transactions, including the Merger, by the Outside Date, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from or any Governmental Entity as may be necessary or advisable or required to be obtained by each Party in connection with the HSR Act and Regulatory Laws of the Required Jurisdictions by the Outside Date, (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals by the Outside Date and (iii) defending through litigation on the merits of any claim asserted in any court, agency or other Proceeding by any Person (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the Merger. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 7.2 shall include: (i) agreeing or committing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of Parent, the Company and their respective Subsidiaries subsequent to the Effective Time and (ii) agreeing or committing to license, hold separate or enter into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity in respect of the Required Jurisdictions, or avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order made pursuant to an Antitrust Law, that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, necessary to consummate the transactions contemplated hereby (each of clause (i) or (ii), a “Regulatory Remedial Action”), provided, however, that nothing in this Agreement shall require Parent to agree or commit to any Regulatory Remedial Action (x) that is not conditioned on the consummation of the Merger or (y) if such action would require the divestiture or holding separate (or any other Regulatory Remedial Action) of or with respect to assets, businesses, or product lines of Parent, the Company or their respective Subsidiaries, or any combination thereof representing, in the aggregate, an amount in excess of the amount set forth, with respect to each Person, on Section 7.2(a) of the Company Disclosure Letter. The Company shall not agree or commit to a Regulatory Remedial Action without the written consent of Parent and shall take all reasonable steps to effectuate a Regulatory Remedial Action as directed by Parent, subject to that Regulatory Remedial Action being conditioned on the consummation of the Merger. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable an appropriate response to requests for information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to consummate the Transactions, including the Merger, by the Outside Date, and (B) make all other required or advisable filings under the Regulatory Laws of the Required Jurisdictions as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable an appropriate response to requests for information and documentary materials that may be requested under any Antitrust Laws and Regulatory Laws and, subject to the terms and conditions of this Agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such Antitrust Laws and Regulatory Laws.

(b)  Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law or the Regulatory Laws of the Required Jurisdictions, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, other applicable Governmental Entity, other Person or applicable Law, give the other Party the opportunity to attend and participate in any meetings, telephone calls or videoconferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Outside Counsel Only Material.” Parent shall have the right to lead the regulatory strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws and Regulatory Laws of the Required Jurisdictions, including any filings, submissions and communications with or to any Governmental Entity in connection therewith; provided, however, that Parent shall consult in good faith with and reasonably consider the comments of, the Company or its Representatives relating to such strategy, shall not take any position or make any filing or submission that is inconsistent with the terms of this Agreement (including Section 7.2(a)) without the prior written consent of the Company, and shall provide the Company a reasonable opportunity to review and comment on all material communications and submissions.

(c)  In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts that are necessary or desirable for the consummation of the Transactions. The Company shall use, and cause each of the Company Subsidiaries to use, its commercially reasonable efforts to obtain any third party consents to any Contracts in the event Parent requests, in writing, the Company to do so; provided, however, each of the parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the consummation of the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Effective Time).

(d)  Parent agrees, on behalf of itself and its affiliates, that, between the date of this Agreement and the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, Parent shall not, and shall cause its affiliates not to, directly or indirectly, acquire or agree to acquire (i) a majority of the equity interests, (ii) all or substantially all assets of, or (iii) a significant asset (excluding any assets that would have a de minimis impact to the operations or revenues of Parent and its Subsidiaries, taken as a whole) of, any Persons or divisions thereof (through stock purchase, asset purchase, lease, license, merger, consolidation or otherwise), in each case, other than purchase of inventory, real property, fixtures, or equipment in the ordinary course of business, if such acquisition would reasonably be expected to materially delay or prevent beyond the Outside Date (i) obtaining any consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations from any Governmental Entity required to be obtained by any Party to consummate the Transactions, or (ii) the consummation of the Merger and the other Transactions.

Section 7.3. Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3. Notwithstanding anything to the contrary, the obligations set forth in this Section 7.3 shall not apply to any communication regarding an Acquisition Proposal or a Change of Recommendation.

Section 7.4. D&O Insurance and Indemnification.

(a)  For six (6) years from and after the Effective Time, Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and made available to Parent. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and made available to Parent shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)  For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)  At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for a cost not exceeding the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing Date with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)  In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.4. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Parties have under any organizational documents of the Company or any Company Subsidiary.

Section 7.5. Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions; and (b) if any such Takeover Statute is or becomes applicable to this Agreement or any of the Transactions, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions.

Section 7.6. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 7.7. Employee Matters.

(a)  Effective as of the Effective Time and for a period of twelve (12) months thereafter or, if earlier, the date of termination of the applicable Continuing Employee, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (i) base salary or wages that are no less favorable than those in effect for Continuing Employees immediately prior to the Effective Time, (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for Continuing Employees immediately prior to the Effective Time, (iii) severance payments and benefits that are no less favorable than those set forth in Section 7.7(a) of the Company Disclosure Letter, and (iv) all other employee benefits (other than any equity or equity-based, nonqualified deferred compensation, severance, retention, long-term incentive, bonus, change in control, transaction, and defined benefit pension or post-retirement welfare benefits), which, in the aggregate, are no less favorable than those in effect for Continuing Employees immediately prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law. With respect to the Transaction, the Company and Company Subsidiaries shall satisfy in all material respects any pre-Closing notice, consultation or other obligations to their employees or their employees’ representatives under applicable Law or Contract.

(b)  For purposes of vesting and eligibility to participate and determination of level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time (including, for avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or post-retirement welfare benefits or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent or its applicable Subsidiary shall use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)  If, at least five (5) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s) (“Company 401(k) Plan”), the Company shall cease contributions to and terminate the Company 401(k) Plan effective as of the day immediately preceding the day on which the Effective Time occurs. In the event that Parent requests that such Company 401(k) Plan be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such Company 401(k) Plan has been terminated pursuant to resolution of the Company’s Board of Directors at least one (1) business day prior to the day on which the Effective Time occurs; provided that prior to terminating the Company 401(k) Plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review and comment (any such comments to be considered in good faith by the Company). Parent shall take all necessary and legally permissible actions to permit Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the Closing to participate in a 401(k) plan sponsored by Parent or one of its affiliates (the “Parent 401(k) Plan”) as soon as reasonably practicable following the Closing Date, subject to the terms of the Parent 401(k) Plan and applicable Law. Parent shall take all necessary and legally permissible actions to cause the Parent 401(k) Plan to accept rollover contributions from any Continuing Employee with an account balance in the Company 401(k) Plan on the Closing Date, including any participant loans, in each case to the extent permitted by applicable Law. To the extent any Continuing Employee’s account balance in the Company 401(k) Plan includes participant loans, Parent shall take all necessary and legally permissible actions to permit such Continuing Employee to continue to repay such loan under the Parent 401(k) Plan, under the same terms as such loan was required to be repaid under the Company 401(k) Plan, subject to the foregoing limitations. If the Parent 401(k) Plan does not currently permit rollover contributions, including the rollover of participant loans, Parent shall take all necessary and legally permissible actions to cause the Parent 401(k) Plan to be amended to accept rollover contributions, including the rollover of participant loans, effective no later than the Effective Time. Except as provided in the immediately preceding sentence, nothing in this provision shall require Parent or any of its affiliates to amend any employee benefit plan, adopt any new plan or arrangement, or take any action that would reasonably be expected to result in a violation of applicable Law or the terms of any applicable plan.

(d)  The Surviving Company shall, and Parent shall cause the Surviving Company to, pay, or cause to be paid, to each Continuing Employee who, as of immediately prior to the Effective Time, is eligible to receive a bonus or other cash-based incentive award in respect of the 2026 calendar year pursuant to any Company Benefit Plan that is a cash bonus or other cash-based incentive plan or program (each, a “Company Bonus Plan”, and each such individual, a “Potential Bonus Recipient”), such bonus or other cash-based incentive award equal to the amount accrued by the Company in respect of such Potential Bonus Recipient under the applicable Company Bonus Plan for the 2026 calendar year, beginning on the first day of the 2026 calendar year and ending at the Effective Time based on actual performance through the Effective Time (the “Earned Bonus”). The Surviving Company shall, and Parent shall cause the Surviving Company to, pay the Earned Bonus to each Potential Bonus Recipient, subject to applicable withholdings, through the payroll of the Surviving Company or any of the Company Subsidiaries, as applicable, at the time annual bonuses or other cash-based incentive awards for the 2026 calendar year are paid in the ordinary course following the end of the 2026 calendar year. For the avoidance of doubt, except as otherwise required by applicable Law, the terms of the applicable Company Bonus Plan, or as set forth in Section 7.7(a) of the Company Disclosure Letter, no Potential Bonus Recipient shall be entitled to any payment pursuant to this Section unless such Potential Bonus Recipient remains continuously employed with the Company or one of the Company Subsidiaries through the applicable payment date. The amount of any Earned Bonus paid pursuant to this Section 7.7(d) shall reduce, on a dollar-for-dollar basis, any other annual bonus or cash-based incentive award otherwise payable to such Potential Bonus Recipient under a Company Bonus Plan or a new annual bonus plan implemented by Parent or any affiliate of Parent for the period prior to the Closing Date during the 2026 performance year, it being understood that no Potential Bonus Recipient shall be entitled to duplicative payment for such period.

(e)  Prior to making any broad-based written communications prior to the Closing Date pertaining to compensation or benefit matters that are affected by the Transactions (including any schedules hereto), each of Parent and the Company shall provide the other party with a copy of the intended communication, and such other party shall have a reasonable period of time to review and comment on the communication (such comments to be considered in good faith by the other party).

(f)  Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any collective bargaining agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, and (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8. Rule 16b-3. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable

Law and no-action letters issued by the SEC) to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9. Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought or, to the Knowledge of the Company, threatened in writing, by any Company Stockholder or purported Company Stockholder against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation as may reasonably be requested). The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10. Delisting and Deregistration. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from each of NYSE and NYSE Texas and terminate its registration under the Exchange Act and terminate the registration of any other securities of the Company under the Exchange Act or Securities Act (as applicable); provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 7.11. Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12. Proxy Statement; Company Stockholders’ Meeting.

(a)  As promptly as reasonably practicable, and no later than twenty-five (25) business days, following the date of this Agreement, the Company shall prepare, in consultation and with the assistance of Parent, and file with the SEC the preliminary Proxy Statement. Parent, Merger Sub and the Company will reasonably cooperate with each other in the preparation of the Proxy Statement. Subject to Section 6.3(e), the Company and the Company Board of Directors shall include the Company Board Recommendation in the proxy statement to be filed with the SEC in connection with seeking Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”). Each of the Company, Parent and Merger Sub shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement after receipt thereof. The Company shall promptly notify Parent following the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to Company Stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith provided that such comments are provided in a timely manner such that the Company has a reasonable period of time to consider such comments and still comply with its obligations under this Agreement. The Company will cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable, and in no event more than five (5) business days, after the earlier of (x) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act if by such date the SEC has not informed the Company it intends to review the Proxy Statement or (y) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the Company learns the SEC staff has completed its review of the Proxy Statement. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing (or correcting) such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.

(b)  Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable, and in no event more than thirty-five (35) days after the earlier of (x) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act if by such date the SEC has not informed the Company it intends to review the Proxy Statement or (y) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the Company learns the SEC staff has completed its review of the Proxy Statement, take all action necessary in accordance with the DGCL and the Company Governing Documents to duly call, give notice of, convene (on a date which shall be selected in reasonable consultation with Parent) and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company shall submit such proposal to obtain the Company Stockholder Approval to the Company Stockholders at the Company Stockholders’ Meeting and shall not submit any other proposals to its stockholders in connection with the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders’ Meeting) without the prior written consent of Parent or as may be required by applicable Law or NYSE or NYSE Texas listing rules or requirements. The record date for the Company Stockholders’ Meeting shall be selected after reasonable consultation with Parent. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law, NYSE or NYSE Texas listing rules or requirements or the Company Governing Documents. Unless the Company has effected a Change of Recommendation in accordance with Section 6.3(e), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Within five (5) business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is ten (10) days after the date of such “broker search,” unless a different time period is agreed by the Company and Parent. Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then, unless the Company Board of Directors has effected a Change of Recommendation, on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, NYSE or NYSE Texas listing rules or requirements, or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the Company Stockholders.

(c)  The Company shall cooperate with and keep Parent reasonably informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company Stockholders.

Section 7.13. Financing Cooperation.

(a)  Financing Cooperation. Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide customary cooperation and information that is reasonably requested by Parent or Merger Sub in connection with the Financing, including:

(i) assisting Parent in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Financing, including designating whether any information provided to Parent constitutes material non-public information;

(ii) furnishing to the Financing Parties (A) customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary representation that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or their respective securities and (B) if reasonably requested by the Financing Parties, customary certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information of the Company included in customary offering or marketing documents (and any supplements thereto) in connection with any Financing;

(iii) reasonably cooperating with any diligence reasonably requested by Parent or the Financing Parties, including participating in a reasonable number of due diligence sessions, and cooperating with the marketing efforts of Parent, in each case, in connection with any Financing;

(iv) reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Financing; and

(v) if reasonably requested by the Financing Parties, using commercially reasonable efforts to cause the Company’s independent auditors to furnish to Parent and the Financing Parties, as applicable, customary comfort letters and consents with respect to historical financial information of the Company included in customary offering or marketing documents (and any supplements thereto) in connection with any Financing.

Notwithstanding the foregoing, Parent shall give the Company and its counsel a reasonable opportunity to review and comment on any disclosure in respect of the Company proposed to be included in any offering or marketing documents related to the Financing, including all amendments and supplements thereto, prior to the first use of such documents or disseminating them to prospective investors, and shall consider any comments proposed by the Company in good faith provided that such comments are provided in a timely manner such that Parent has a reasonable period of time to consider such comments.

(b)  Financing Cooperation Qualifications. Notwithstanding anything to the contrary in this Section 7.13 and Section 7.14, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.13 or Section 7.14:

(i) be required to incur any fees, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed or simultaneously provided indemnification reasonably acceptable to the Company;

(ii) be required to cause any Representative of the Company or any Company Subsidiary to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii) be required to waive or amend any terms of this Agreement;

(iv) be required to provide any information that is (A) prohibited or restricted from being provided by applicable Law or any Material Contract existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such Material Contract or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any Company Subsidiary does not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld) or (B) material nonpublic information that the Company reasonably determines the provision or use thereof would require the Company to publicly disclose such information and such public disclosure would be adverse to the Company;

(v) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters, customary certificates of the chief financial officer (or other comparable officer) of the Company as set forth in Section 7.13(a)(ii), customary representation letters required by the Company’s auditors in connection with the delivery of comfort letters or consents contemplated by Section 7.13(a)(v) and as set forth in or required in connection with the cooperation contemplated by Section 7.14), including any credit or other agreements, guarantees, pledge or security documents or certificates or any amendments or modifications thereof in connection with the Financing, in each case, that would be effective prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters, customary certificates of the chief financial officer (or other comparable officer) of the Company as set forth in Section 7.13(a)(ii), customary representation letters required by the Company’s auditors in connection with the delivery of comfort letters or consents contemplated by Section 7.13(a)(v) and as set forth in or required in connection with the cooperation contemplated by Section 7.14);

(vi) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time or deliver any notice of prepayment, redemption or termination or reduction of commitments or any similar notice that does not provide that such prepayment, redemption, termination or reduction is conditioned upon the occurrence of the Closing (except as set forth in or required in connection with the cooperation contemplated by Section 7.14);

(vii) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents any Material Contract or any applicable Law;

(viii) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiary or that would cause any condition set forth in Article VIII to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any Company Subsidiary taking such action);

(ix) be required to cooperate to the extent that such cooperation would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, taken as a whole; or

(x) be required to prepare any pro forma financial statements or other pro forma financial information, to provide any financial statements that are not publicly available or to provide any other financial information not reasonably available to the Company.

(c)  Confidentiality. All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to Section 7.13(a) or by them otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to existing or prospective lenders, underwriters, initial purchasers, dealer managers, and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings), and (ii) on a confidential basis to rating agencies.

(d)  Use of Logos. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries, and the Company is provided an opportunity to review such uses prior thereto.

(e)  Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.13 or Section 7.14, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.

(f)  Indemnification. The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by Section 7.14, other than (A) to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing or (B) if this Agreement is terminated by Parent pursuant to Section 9.1(c).

(g)  No Financing Condition. Each of Parent and Merger Sub hereby acknowledges and agrees that obtaining the Financing is not a condition to the Merger, and that if the Financing is not obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms hereof, to consummate the Merger.

Section 7.14. Treatment of Company Indebtedness.

(a)  Credit Agreement. The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, deliver to Parent at least two (2) business days prior to the Closing Date (with drafts being delivered to Parent at least five (5) business days prior to the Closing Date), executed payoff letters, in each case, with respect to the Company Credit Agreement (each, a “Payoff Letter”) and all related release documentation, in each case, in form and substance reasonably acceptable to Parent, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters, together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under each Company Credit Agreement.

(b)  Senior Notes. Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) deliver to the trustee under each Senior Notes Indenture at or prior to the Effective Time, a notice of optional redemption for up to all of the outstanding aggregate principal amount of any series of Senior Notes outstanding and identified by Parent, pursuant to the redemption provisions of the applicable Senior Notes Indenture and the Senior Notes, (ii) facilitate Parent or any Parent Subsidiary completing one or more exchange offers or consent solicitations with respect to any or all of the Senior Notes on terms acceptable to Parent and execute one or more supplemental indentures in connection therewith (which supplemental indentures shall become effective upon execution but shall not become operative until the Effective Time), and (iii) provide assistance reasonably requested by Parent to facilitate (A) the redemption of the related Senior Notes Indenture identified by Parent or the satisfaction and discharge of any series of Senior Notes identified by Parent at the Effective Time pursuant to the redemption and satisfaction and discharge provisions, respectively, and other applicable provisions of the applicable Senior Notes Indenture (each, a “Discharge”), and (B) any exchange offer or consent solicitation initiated by Parent or any Parent Subsidiary in connection with any Senior Notes, and, in each case, take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, the Company Subsidiaries or their Representatives (as applicable) of customary officers’ certificates and legal opinions, respectively, to the trustee under the applicable Senior Notes Indenture, to the extent such certificates and opinions are required thereby or reasonably requested by the applicable trustee, and using reasonable best efforts to cause the trustee under the applicable Senior Notes Indenture to enter into any supplemental indentures in connection with any exchange offer or consent solicitation initiated by Parent or any Parent Subsidiary. In the event that Parent requests the Company to deliver a notice of optional redemption to the trustee under each Senior Notes Indenture, the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document and the Company shall include any proposed changes thereon that Parent reasonably requests. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(b) require the Company or any of the Company Subsidiaries to cause any Discharge to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the trustee under the Senior Notes Indentures funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) sufficient to effect any such Discharge in compliance with the provisions of such applicable Senior Notes Indenture. In the event that Parent or any Parent Subsidiary initiates any exchange offer or consent solicitation with respect to any Senior Notes, Parent shall give the Company and its counsel a reasonable opportunity to review and comment on any disclosure in respect of the Company proposed to be included in any offering or marketing documents related to such exchange offer or consent solicitation, including all amendments and supplements thereto, prior to the first use of such documents or disseminating them to prospective investors, and shall consider any comments proposed by the Company in good faith. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(b) require the Company or any of the Company Subsidiaries to cause any supplemental indenture to become operative unless and until the Effective Time has occurred and Parent or a Parent Subsidiary has provided or caused to be provided to the trustee under the Senior Notes Indentures funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) sufficient to pay any applicable fees owed to the holders of any Senior Notes in compliance with the terms and conditions of any applicable exchange offer or consent solicitation initiated by Parent or any Parent Subsidiary with respect to any Senior Notes.

Section 7.15. Integration Updates(a) . The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, that the Company shall provide, on no less than a monthly basis, Parent with reasonable periodic updates on activities relating to the integration and performance of the Company’s and the Company Subsidiaries’ existing businesses consistent with applicable Antitrust Laws.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)  No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c)  Antitrust Clearance. (i) The applicable waiting period (and extensions thereof) applicable to the Transactions under the HSR Act, and any agreement between a Governmental Entity, on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the Transactions, shall have expired or been terminated, and (ii) the governmental approvals required under the Regulatory Laws of the jurisdictions listed in Section 8.1(c) of the Company Disclosure Letter (the “Required Jurisdictions”) shall have been obtained or waived or any waiting or other time periods in relation to such approvals shall have lapsed, been waived or otherwise terminated.

Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:

(a)  Representations and Warranties. (i) The representations and warranties of the Company set forth in the first and final sentences of Section 4.1(a) (Qualification, Organization, Subsidiaries, etc.), the first sentence of Section 4.1(c) (Qualification, Organization, Subsidiaries, etc.), Section 4.2(c) (Capitalization), Section 4.2(d) (Capitalization) (other than the second sentence thereof), Section 4.3 (Corporate Authority), Section 4.22 (Opinion of Financial Advisor), Section 4.23 (State Takeover Statutes; Anti-Takeover Laws) and Section 4.26 (Finders and Brokers) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capitalization) and Section 4.2(b) (Capitalization), shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 4.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)  No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing as of the Closing.

(d)  Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)  Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)  Parent Officers’ Certificate. The Company shall have received from Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)  by mutual written consent of Parent and the Company;

(b)  by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)  by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;

(d)  by either Parent or the Company, in the event that the Effective Time has not occurred on or before the date that is twelve (12) months after the date hereof (as may be extended pursuant to this Section 9.1(d), the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months (the date to which the Outside Date is so extended, the “First Extended Outside Date”), and if, on the First Extended Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the First Extended Outside Date shall automatically be extended for all purposes hereunder by an additional period of three (3) months, and (ii) the right to terminate this Agreement pursuant to this

Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)  by Parent, prior to the Company Stockholder Approval, if, prior to obtaining the Company Stockholder Approval, a Change of Recommendation has occurred;

(f)  by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g)  by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with Section 6.3 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or

(h)  by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.

Section 9.2. Effect of Termination.

(a)  In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that, except as provided in Section 9.2(e), nothing herein shall relieve any Party from liability for intentional fraud or willful breach of this Agreement prior to such termination, and the Parties acknowledge and agree that, to the fullest extent permitted under Section 261(a)(1) of the DGCL, such liabilities or damages will not be limited to reimbursement of expenses or out of pocket costs and may, in the case of liabilities or damages payable by Parent or Merger Sub, include the benefit of the bargain lost by the Company and its stockholders, taking into consideration all relevant matters, including lost stockholder premium, other opportunities and the time value of money, which amounts may be recovered and retained by the Company. For purposes of this Agreement, “willful breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b)  Termination Fee.

(i)  If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(h) (Failure to Obtain Stockholder Approval), (B) after the date hereof and prior to the date of such termination, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least two (2) business days prior to the Company Stockholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated by the Company or a definitive agreement providing for an Acquisition Proposal is entered into by the Company, then on or prior to the date that is the earlier of (x) the date an Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(ii)  If (A) (I) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) (Outside Date) or (II) Parent terminates this Agreement pursuant to Section 9.1(c)(ii)(A) (Company Breach) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement, (B) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least one (1) business day prior to the Outside Date in the case of Section 9.2(b)(ii)(A)(I) or prior to the date of such material breach in the case of Section 9.2(b)(ii)(A)(II) after the date of this Agreement and prior to such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into by the Company, then on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii)  If Parent terminates this Agreement pursuant to Section 9.1(e) (Change of Recommendation), within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.

(iv)  If the Company terminates this Agreement pursuant to Section 9.1(g) (Superior Proposal), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(v)  In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi)  Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “twenty percent (20%)” and “eighty percent (80%)” therein shall be deemed to be references to “fifty percent (50%).”

(c) Parent Termination Fee.

(i)  In the event that this Agreement is terminated pursuant to (i) Section 9.1(d) (Outside Date) and, at the time of such termination, (A) the condition set forth in Section 8.1(b) (No Legal Prohibition) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) (Antitrust Clearance) has not been satisfied and (B) all of the conditions set forth in Article VIII, other than (x) the conditions set forth in Section 8.1(b) (No Legal Prohibition) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) (Antitrust Clearance) and (y) those conditions that by their nature are to be satisfied on the Closing Date (if, but only if, such conditions would be satisfied were the Closing Date to occur at the time of such termination), shall have been satisfied or waived, or (ii) Section 9.1(f) (as it relates to an order, injunction, decree or ruling by a Governmental Entity under the HSR Act or any other Antitrust Law or Regulatory Law), then, in any such event, Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two business days thereof). For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement.

(e) Each Party further acknowledges that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather each of the Termination Fee and the Parent Termination Fee is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, as the case may be, in the circumstances in which either the Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b) or if Parent fails to pay in a timely manner any amount due pursuant to Section 9.2(c), then (i) the applicable paying Party shall reimburse the other Party for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the applicable paying Party shall pay to the other Party interest on the amounts payable pursuant to Section 9.2(b) or Section 9.2(c), as applicable, from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, (A) except for the right to seek monetary damages for intentional fraud (solely as it relates to the representations and warranties expressly made in Article IV, or in any certificate, instrument or other document delivered pursuant to this Agreement), upon Parent’s receipt of the Termination Fee (and any other amounts contemplated by this Section 9.2(e)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (B) except for the right to seek monetary damages for intentional fraud (solely as it relates to the representations and warranties expressly made in Article V or in any certificate, instrument or other document delivered pursuant to this Agreement), upon the Company’s receipt of the Parent Termination Fee (and any other amounts contemplated by this Section 9.2(e)) pursuant to this Section 9.2 in circumstances in which the Parent Termination Fee is payable, none of Parent, Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided that Parent shall pay all filing fees payable in connection with the filings under the HSR Act, any other Antitrust Laws in connection with the Transactions.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission provided, that no “bounceback” or notice of non-delivery is received) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

CRH Americas, Inc.

Stonemason’s Way

Rathfarnham, Dublin 16, D16 KH51, Ireland

Email: ####@crh.com

   ####@crh.com

Attention: Philip Wheatley

     Pádraig Ó Ríordáin

and

CRH Americas, Inc.

900 Ashwood Parkway, Suite 600

Atlanta, Georgia 30338

Email: ####@crh.com

   ####@crh.com

Attention: Philip Wheatley

     Pádraig Ó Ríordáin

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Email:     sarkis.jebejian@kirkland.com

keri.schicknorton@kirkland.com

andrew.norwich@kirkland.com

Attention:  Sarkis Jebejian, P.C.

Keri Schick Norton, P.C.

Andrew Norwich

and

c/o CRH Americas Law Group

900 Ashwood Parkway, Suite 600

Atlanta, Georgia 30338

Email:     ####@crh.com

Attention:  David Toolan, General Counsel Americas

if to the Company, to:

Arcosa, Inc.

500 N. Akard St., Suite 400

Dallas, TX 75201

Email:     ####@arcosa.com

####@arcosa.com

Attention:  Bryan Stevenson

Mark Elmore

with copies to:

Gibson, Dunn & Crutcher, LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Email:     rlittle@gibsondunn.com

jorien@gibsondunn.com

Attention:  Robert Little

Joe Orien

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used with respect to any document, agreement or information provided by the Company, shall mean that such document, agreement or information has been posted to the electronic data room captioned “Project Clover” hosted by Donnelley Financial Solutions Venue, prior to 4:00 p.m. New York City time on the date hereof. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice.”

Section 10.6. Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7. Entire Agreement; Third-Party Beneficiaries.

(a)  This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)  Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party or holders of Company Common Stock. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 10.9. Governing Law; Jurisdiction.

(a)  This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)  Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates at any time; provided, further, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12. Enforcement; Remedies.

(a)  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)  The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions, including the Merger) is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief in each case in accordance with Section 10.9, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Company’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its shareholders.

(c)  The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the

Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that neither the Company nor any of the Company Subsidiaries nor any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) shall have any rights or claims against any Financing Party in connection with this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby; (g) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities, but, in the case of clauses (f) and (g), solely to the extent of actions or omissions by or circumstances relating to such Financing Party in its capacity as a Financing Party, it being understood that nothing in this Section 10.13 shall excuse any Financing Party from liability in connection with actions or omissions by or circumstances relating to such Financing Party in any other capacity, including in its capacity as a creditor of the Company or any Company Subsidiary.

Section 10.14. Obligations of Parent. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Company, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Company, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Company, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Company, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CRH AMERICAS, INC.

By	/s/ Jim Mintern
Name: Jim Mintern
Title: Chief Executive Officer

NEON MERGER SUB, INC.

By	/s/ Nathan Creech
Name: Nathan Creech
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ARCOSA, INC.

By	/s/ Antonio Carrillo
Name: Antonio Carrillo
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]